                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 16, 2000

                          ACCREDO HEALTH, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                     000-25769              62-1642871
(STATE OR OTHER JURISDICTION OF (COMMISSION FILE NUMBER)      (IRS EMPLOYER
        INCORPORATION)                                    IDENTIFICATION NUMBER)

       1640 Century Center Pkwy
               Suite 101
           Memphis, Tennessee                              38134
(Address of principal executive offices)                 (Zip Code)

                                 (901) 385-3688
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. OTHER EVENTS

         Documents filed as part of this Report:                                                   Page

                  Capitalization                                                                     3

                  Management's Discussion and Analysis of Financial Condition
                  and Results of Operations                                                          4

                  Financial Statements:
                  Report of Independent Auditors                                                   F-1

                  Consolidated Balance Sheets at June 30, 1999
                  and 2000                                                                         F-2

                  Consolidated Statements of Operations for the years
                  ended June 30, 1998, 1999 and 2000                                               F-4

                  Consolidated Statements of Stockholders' Equity and
                  Mandatorily Redeemable Cumulative Preferred Stock
                  for the years ended June 30, 1998, 1999 and 2000                                 F-5

                  Consolidated Statements of Cash Flows for the years
                  ended June 30, 1998, 1999 and 2000                                               F-6

                  Notes to Consolidated Financial Statements                                       F-7

                  Financial Statement Schedules:

                     Schedule II - Consolidated Schedule -- Valuation and
                     Qualifying Accounts                                                           S-1

                     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 7. FINANCIAL STATEMENTS and EXHIBITS

         (c)  Exhibit: 23.1     Consent of Ernst & Young LLP.

              Exhibit: 99.1     Company Press Release dated August 16, 2000.


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

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2000:

-        on an actual basis; and

- on an as adjusted basis to reflect our sale of 2,000,000 shares of common stock, as contemplated by our Registration Statement on Form S-3 (Reg. No. 33-42386, at an assumed offering price of $36.375 per share, the receipt of the estimated net proceeds of such sale after deducting underwriting discounts and commission and estimated offering expenses, and the application of net proceeds as described in "Use of Proceeds" in our Registration Statement on Form S-3.

This table should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Form 8-K and our Registration Statement on Form S-3.

                                                                                             AS OF JUNE 30, 2000
                                                                                           -----------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                           --------    -----------
                                                                                                (IN THOUSANDS)

Long-term notes payable .............................................................      $ 37,000      $     --
                                                                                           --------      --------

Stockholders' equity:
   Undesignated Preferred Stock, 5,000,000 shares authorized, no
        shares issued ...............................................................            --            --
   Non-voting common stock, $.01 par value 2,500,000 shares authorized no shares issued and outstanding actual, no shares issued and
        outstanding as adjusted .....................................................            --            --
   Common Stock, $.01 par value; 30,000,000 shares authorized,
        14,106,968 shares issued and outstanding actual, 16,106,968
        shares issued and outstanding as adjusted ...................................           141           161
Additional paid-in capital ..........................................................        66,838       134,999
Retained earnings ...................................................................        10,565        10,565
                                                                                           --------      --------
         Total stockholders' equity .................................................        77,544       145,725
                                                                                           --------      --------

         Total capitalization .......................................................      $114,544      $145,725
                                                                                           ========      ========

The outstanding share information shown in the table excludes:

- options to purchase 1,187,287 shares of common stock granted under our Amended and Restated Stock Option and Restricted Stock Purchase Plan and 1999 Long-Term Incentive Plan at a weighted average exercise price of $5.95 per share; and

- 717,605 shares of common stock available for future issuance under our Amended and Restated Stock Option and Restricted Stock Purchase Plan, 1999 Long-Term Incentive Plan and 1999 Employee Stock Purchase Plan.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with our Financial Statements and the Notes thereto included elsewhere in this Report on Form 8-K. The following discussion contains forward-looking statements. The cautionary statements made in this Form 8-K and our other periodic filings with the Securities and Exchange Commission should be read as being applicable to all forward-looking statements wherever they appear in this Report. Our actual results may differ significantly from those projected in the forward-looking statements.

OVERVIEW

We provide specialized contract pharmacy services for the treatment of patients with costly, chronic diseases. We derive revenues primarily from the sale of drugs to patients.

The following table presents the percentage of our total revenues generated from sales and services provided with respect to the diseases that we service for the years ended June 30:

                                              1998      1999      2000
                                              ----      ----      ----

Multiple Sclerosis                             23%       31%       37%
Gaucher Disease                                46%       37%       30%
Hemophilia and Autoimmune Disorders            23%       21%       21%
Growth Hormone-Related Disorders                7%        6%        7%
Respiratory Syncytial Virus                    --         1%        1%
Crohn's Disease                                --         1%        1%
Rheumatoid Arthritis                           --        --        --

Sales and services with respect to Multiple Sclerosis, Gaucher Disease, growth hormone-related disorders, Crohn's Disease and rheumatoid arthritis are dependent upon our preferred relationships with Biogen, Genzyme, Genentech and Centocor. Our agreements with these manufacturers describe the services to be provided by us, including contract pharmacy, information, clinical, reimbursement and customized delivery services. These agreements generally:

- limit our ability to supply competing drugs during (and in some cases up to five years after) the term of the agreement;
-        allow the manufacturer to distribute directly or through other parties;
         and
- are short-term and may be cancelled by either party, without cause, upon between 60 and 90 days prior notice.

These agreements vary in level of exclusivity and scope of services provided. We typically purchase products at prices below the manufacturers' average wholesale sales prices, and our resulting contribution margins vary for each product line. Pricing is customized to reflect specific services to be provided by us and is subject to periodic adjustments to reflect changing market conditions.

We purchase drugs for hemophilia and autoimmune disorders from all available sources on a volume discount basis. We were one of the national providers selected by MedImmune, Inc. to distribute drug for respiratory syncytial virus for the 1999-2000 season and are in discussions with MedImmune, Inc. to be a national provider for the 2000-2001 season.

We recognize revenue at the time we ship drugs or when we have performed the contractual service. While we may experience revenue changes from price fluctuations on our existing product lines, our revenue growth will depend principally on the introduction of new drugs and, to a lesser extent, on volume growth in existing drug lines.

We have five joint venture agreements with various medical centers (or their affiliates) in which we own 50% of each venture and one joint venture agreement with a medical center affiliate in which we increased our ownership from 50% to 80% effective April 1, 2000. Many of our patient populations have diseases that are discovered before or during adolescence and require ongoing care from physician specialists, many of whom are based at pediatric, academic and other acute care medical centers. To date, these ventures have primarily derived revenues from the treatment of patients with hemophilia, growth hormone-related disorders and respiratory syncytial virus. We share profits and losses with our joint venture partners in equal proportion to our respective equity ownership. We account for our interests in the net income or loss in our 50% owned joint ventures under the equity method of accounting, and in our 80% owned joint venture under the consolidated method of accounting. Our equity interest in the net income of the unconsolidated joint ventures represented approximately 23% and 12% of our income before income taxes for the years ended June 30, 1999 and 2000, respectively. In addition to joint venture relationships, we have a management agreement with one medical center for the provision of specialized contract pharmacy services. We receive a management fee for these services, which we classify as other revenue.

Costs of services include drug acquisition costs, pharmacy and warehouse personnel costs, freight and other direct costs associated with the delivery of our products and costs of clinical services provided. General and administrative expenses include the personnel costs of the reimbursement, sales, marketing, administrative and support staffs as well as corporate overhead and other general expenses. Bad debts include our provision for patient accounts receivable which prove to be uncollectible after routine collection efforts have been exhausted. We typically hire personnel and incur legal, recruiting, marketing and other expenses in anticipation of the commercial launch of a new biopharmaceutical drug. In some instances, a portion of these expenses are reimbursed to us by the biopharmaceutical manufacturer. We have not historically capitalized any of these start-up expenses.

Due to the increasing sensitivity to drug cost within governmental and non-governmental payors, we are continuously susceptible to reimbursement and operating margin pressures. In recent years, pharmacy benefit managers and other non-governmental payors have aggressively attempted to discount their reimbursement rates for our products. Although this aggressive discounting has resulted in some reduced margins for our services, our agreements with biopharmaceutical manufacturers typically have provisions that address these discounts through adjustments in product acquisition cost. These provisions have allowed us to remain price competitive while maintaining relatively stable operating margins.

Many government payors, including Medicare and Medicaid, pay us directly or indirectly for some of the drugs that we sell at the drug's average wholesale price ("AWP") or a percentage discount off AWP. Recent government investigations into the reporting of AWP by drug manufacturers have lead First DataBank, Inc. to publish a Market Price Survey of 437 drugs that significantly reduces reimbursement for a number of the clotting factor products and IVIG we sell.

A number of state Medicaid agencies now pay us for clotting factor at the prices shown on the Market Price Survey or at a percentage discount off those prices. Other states have not changed their pricing structure or have changed back to their pre-Market Price Survey reimbursement rates. The Health Care Financing Administration ("HCFA") has also announced that, effective October 1, 2000, Medicare intermediaries should calculate the amount that they pay for clotting factor and 49 other drugs by using the lower prices on the First DataBank Market Price Survey. It is expected that all of the Medicare intermediaries will adopt the lower pricing.

We estimate that reimbursements by Medicare and state Medicaid agencies make up approximately 2% and 7%, respectively, of our gross patient service revenues from drugs we handle that are covered by the Market

Price Survey. We have seen an overall reduction in pricing and margins for clotting factor that we sell. However, we cannot predict the eventual results of the government investigations and the changes made by First DataBank. If the reduced average wholesale prices published by First DataBank for the drugs that we sell are ultimately adopted as the standard by which we are paid by government payors or private payors, this could have a material adverse effect on our business, financial condition and results of operations, including reducing the pricing and margins on certain of our products.

We do not have agreements with manufacturers of clotting factor to adjust our product acquisition costs and we have experienced reduced reimbursement in our sales of clotting factor to patients who are insured by Medicaid in a number of states. While we cannot predict the eventual results of the changes being considered by the various government agencies, we expect that we will receive less reimbursement from our sales of clotting factor to patients insured by Medicare and Medicaid.

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated, the percentages of total revenues represented by the respective financial items:

                                                                  YEARS ENDED JUNE 30,
                                                             ------------------------------
                                                              1998        1999        2000
                                                             ------      ------      ------

Revenues:
     Net patient service revenue                               94.0%       94.5%       95.0%
     Other revenue                                              5.4         4.8         4.4
     Equity in net income of joint ventures                     0.6         0.7         0.6
                                                             ------      ------      ------
          Total revenues                                      100.0       100.0       100.0

Operating expenses:
     Cost of services                                          85.1        85.4        85.2
     General and administrative                                 6.9         6.8         6.8
     Bad debts                                                  1.8         1.8         1.7
     Depreciation and amortization                              2.1         1.5         1.0
                                                             ------      ------      ------
          Total operating expenses                             95.9        95.5        94.7
                                                             ------      ------      ------

Operating income                                                4.1         4.5         5.3
Interest expense, net                                           2.0         1.3          .6
                                                             ------      ------      ------
Income before minority interest, income taxes and
extraordinary item                                              2.1         3.2         4.7
Minority interest                                                --          --          .1
                                                             ------      ------      ------
Income before income taxes and extraordinary item               2.1         3.2         4.6
Income tax expense                                              1.3         1.5         1.8
                                                             ------      ------      ------
Income before extraordinary item                                0.8         1.7         2.8
Extraordinary charge, net of income tax benefit                  --         (.5)         --
                                                             ======      ======      ======
Net income                                                       .8%        1.2%        2.8%
                                                             ======      ======      ======

FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999

Revenues. Total revenues increased 37% from $258.4 million to $353.0 million from fiscal year 1999 to fiscal year 2000. Approximately $50.3 million, or 53%, of this increase was attributable to our increased sales of AVONEX(R). Approximately $18.6 million, or 20% of this increase, was attributable to increased hemophilia factor and IVIG revenue. Our Cerezyme(R) and Ceredase(R) drug sales increased approximately $11.8 million, or 12% of the revenue increase. Approximately $10.6 million, or 11%, of the increase was attributable to the increased sales of growth hormone products. Synagis(R) drug sales increased approximately $2.6 million, or 3% of the


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
increase, as a result of increased patients. The remaining $0.7 million, or 1%, of our revenue increase was primarily attributable to increased sales of other ancillary drugs that we dispense as part of the patient's primary therapy or under contractual obligations within some managed care contracts. Total revenues included approximately $16.1 million of revenues from companies that we acquired during the year ended June 30, 2000.

Cost of Services. Cost of services increased 37% from $220.5 million to $301.0 million from fiscal year 1999 to fiscal year 2000. This increase is commensurate with the increase in our revenues. As a percentage of revenues, cost of services decreased from 85.4% to 85.2% from fiscal year 1999 to fiscal year 2000. The decrease is primarily the result of changes in the revenue mix by therapy type, primarily from increased sales of IVIG drugs which have a lower acquisition cost as a percentage of revenues than the other drugs we distribute.

General and Administrative. General and administrative expenses increased from $17.6 million to $23.8 million, or 35%, from fiscal year 1999 to fiscal year 2000. This increase was primarily the result of increased salaries and benefits associated with the expansion of our reimbursement, sales, marketing, administrative and support staffs due to existing product line revenue growth, new product line launches and the acquisitions we made during the year ended June 30, 2000. General and administrative expenses represented 6.8% of our revenues for both fiscal years 1999 and 2000.

Bad Debts. Bad debts increased from $4.7 million to $6.1 million, or 30%, from fiscal year 1999 to fiscal year 2000. As a percentage of revenues, bad debt expense decreased from 1.8% to 1.7% from fiscal year 1999 to fiscal year 2000.

Depreciation and Amortization. Depreciation expense increased from $614,000 to $1,094,000 from fiscal year 1999 to fiscal year 2000 as a result of purchases of property and equipment associated with our revenue growth and the expansion of our leasehold facility improvements. Amortization expense associated with goodwill and other intangible assets decreased from $3,297,000 to $2,303,000 from fiscal year 1999 to fiscal year 2000 due to some contract intangibles and a non-compete covenant that were fully amortized by the end of fiscal year 1999. Amortization expense attributable to the acquisitions made during fiscal year 2000 amounted to approximately $550,000.

Interest Expense, Net. Interest expense, net, decreased from $3,165,000 to $2,136,000 from fiscal year 1999 to fiscal year 2000. This decrease was due to lower interest and margin rates payable under our existing revolving line of credit, lower fixed interest rate payments associated with our interest rate swap agreement, and the payoff of the senior subordinated notes, with an effective interest rate of 16.7%, in fiscal year 1999. We had interest income of approximately $181,000 and $323,000 in fiscal years 1999 and 2000, respectively.

Income Tax Expense. Our effective tax rate decreased from 47.7% to 39.7% from fiscal year 1999 to fiscal year 2000 as a result of the increase in income before taxes while nondeductible amortization expense decreased. The difference between the recognized effective tax rate and the statutory tax rate is primarily attributed to approximately $2,300,000 and $816,000 of nondeductible amortization expense in fiscal years 1999 and 2000, respectively, and state income taxes.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

Revenues. Total revenues increased from $181.0 million to $258.4 million, or 43%, from fiscal year 1998 to fiscal year 1999. Approximately $39.5 million, or 51%, of this increase was attributable to our increased sales volume of AVONEX(R). Approximately $14.2 million, or 18%, of this increase was attributable to the increased hemophilia revenue associated with increased patient


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

volume and wholesale sales. Our Cerezyme(R) and Ceredase(R) drug sales increased approximately $12.6 million, or 16%, of the revenue increase, as a result of increased patient volume. Approximately $2.4 million, or 3%, of the increase was attributable to the sale of the new drug REMICADE(TM) for the treatment of Crohn's Disease. Approximately $2.3 million, or 3%, of the increase was attributable to the sale of Synagis(R), a drug used in the treatment of respiratory syncytial virus in pediatric patients. The remaining $6.4 million, or approximately 9%, of our revenue increase was primarily attributable to increased sales of growth hormone, service fees associated with our sales of Ceredase(R), Cerezyme(R), and AVONEX(R), increased sales of other ancillary drugs we dispense as part of a patient's primary therapy or under contractual obligations within some managed care contracts and an increase of approximately $769,000 from our equity in net income of joint ventures.

Cost of Services. Cost of services increased from $154.0 million to $220.5 million, or 43%, from fiscal year 1998 to fiscal year 1999. This increase was commensurate with the increase in our sales referred to above. As a percentage of revenues, cost of services increased from 85.1% to 85.4% from fiscal year 1998 to fiscal year 1999. This increase is primarily a result of an increase in hemophilia factor acquisition costs without an associated increase in selling price during fiscal year 1999 in addition to changes in our volume of net patient service revenue by therapy type.

General and Administrative. General and administrative expenses increased from $12.5 million to $17.6 million, or 41%, from fiscal year 1998 to fiscal year 1999. This increase was primarily the result of increased salaries and benefits associated with the expansion of our reimbursement, sales, marketing, administrative and support staffs due to existing product line revenue growth and new product line launches. General and administrative expenses represented 6.9% and 6.8% of our revenues for the fiscal years 1998 and 1999, respectively.

Bad Debts. Bad debts increased from $3.2 million to $4.7 million from fiscal year 1998 to fiscal year 1999. Bad debt expense was 1.8% of our revenue in both periods.

Depreciation and Amortization. Depreciation expense increased from $430,000 to $614,000 from fiscal year 1998 to fiscal year 1999 as a result of $1.5 million in purchases of property and equipment in fiscal year 1999 associated with our revenue growth and expansion of our leasehold facility improvements. Amortization expense associated with goodwill and other intangible assets decreased from $3.4 million to $3.3 million from fiscal year 1998 to fiscal year 1999 due to contract intangibles and a non-compete covenant that were fully amortized by the end of fiscal year 1999.

Interest Expense, Net. Interest expense, net, decreased from $3.6 million to $3.2 million from fiscal year 1998 to fiscal year 1999 due to lower interest and margin rates payable under our existing revolving line of credit agreement with our lenders, lower fixed interest rate payments associated with our renegotiated interest rate swap agreement, and a reduced level of debt resulting from the early payoff of a significant portion of our debt with a portion of the proceeds from our initial public offering completed in April 1999. We generated interest income of approximately $181,000 in fiscal year 1999 and $169,000 in fiscal year 1998 as a result of cash management programs which utilized our increased short-term excess cash balances.

Income Tax Expense. Our effective tax rate decreased from 62.9% to 47.7% from fiscal year 1998 to fiscal year 1999 as a result of the increase in income before taxes while nondeductible amortization expense decreased. The difference between the recognized tax rate and the statutory tax rate was primarily attributed to approximately $2.5 million and $2.3 million of nondeductible amortization expense in fiscal year 1998 and 1999, respectively, and state income taxes.

Extraordinary Item. We incurred an extraordinary charge of approximately $1.3 million, net of tax, in connection with the re-payment of the senior subordinated notes with the offering proceeds of our initial public offering in April 1999.


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

LIQUIDITY AND CAPITAL RESOURCES

On July 27, 2000, we filed a Form S-3 registration statement with the Securities and Exchange Commission for the offering of up to 2,300,000 shares of our common stock, including 300,000 shares to cover over-allotments. The proceeds of the planned stock offering will be used to repay the outstanding principal balance of the revolving line of credit and for working capital and other general corporate purposes, including possible acquisitions.

As of June 30, 2000 and 1999, we had working capital of $35.6 million and $28.9 million, respectively. Our net cash provided by operating activities was approximately $17.9 million for the year ended June 30, 2000 and $4.1 million for the year ended June 30, 1999. These increases are due primarily to our revenue growth and the timing of the collection of receivables, inventory purchases and payments of accounts payable.

Net cash used by investing activities was $30.6 million for the year ended June 30, 2000 and $4.3 million for the year ended June 30, 1999. Cash used by investing activities in the year ended June 30, 2000 consisted primarily of $24.5 million for acquisitions, $4.4 million for purchases of property and equipment and $1.7 million of undistributed earnings from our joint ventures. Cash used by investing activities in fiscal 1999 consisted primarily of $1.3 million for the acquisition of a 50% interest in two California partnerships, $1.5 million for purchases of property and equipment and $1.5 million of undistributed earnings from our joint ventures.

Net cash provided by financing activities was $17.4 million for the year ended June 30, 2000 and $0.6 million for the year ended June 30, 1999. Cash provided by financing activities for the year ended June 30, 2000 consisted primarily of $16.0 million of net borrowings on our revolving line of credit to finance our acquisitions and $1.9 million from the proceeds of stock option exercises less $.5 million of payments for costs of the initial public offering. In April 1999, we completed our initial public offering of 5,175,000 shares of common stock. The aggregate net proceeds from that offering of approximately $51.3 million were used to pay costs of the offering, redeem all outstanding shares of Series A preferred stock plus accrued dividends ($31.4 million), prepay in full all principal and accrued interest on our senior subordinated notes ($11.2 million) and reduce the outstanding balance of our revolving line of credit ($7.0 million). During fiscal year 1999, we also received approximately $0.2 million from the private sale of our common stock.

Historically, we have funded our operations and continued internal growth through cash provided by operations. Capital expenditures amounted to $4.4 million in fiscal year 2000 and $1.5 million in fiscal year 1999. We anticipate that our capital expenditures for the fiscal year ending June 30, 2001 will consist primarily of additional computer hardware and a fully integrated pharmacy and reimbursement software system to meet the needs of our growth. We expect the cost of our capital expenditures in fiscal year 2001 to be approximately $5.5 million, exclusive of any acquisitions of businesses, and expect to fund these expenditures through cash provided by operating activities, proceeds from the planned stock offering and/or borrowings under the revolving credit agreement with our bank. In addition, in connection with three of our acquisitions that were completed in fiscal years 1999 and 2000, we may be obligated to make up to $2.5 million in earn-out payments during the next twelve months.

We have a $60.0 million revolving credit facility under the terms of our existing credit agreement. The credit agreement contains a $20.0 million sub-limit for working capital loans and letters of credit and is subject to a borrowing base limit that is based on our cash provided by operations. All outstanding principal and interest on loans made under the credit agreement are due and payable on December 1, 2001. Interest on loans under the credit agreement accrues at a variable rate index based on the prime rate or the London Inter Bank Offered Rate for one, two, three or six months (as selected by us), plus a margin depending on the amount of our debt to cash flow ratio as defined by the credit agreement and measured at the end of each quarter for prospective periods. During the year ended June 30, 2000, we paid margin rates of 0.75% to 1.50%.


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

Our obligations under the credit agreement are secured by a lien on substantially all of our assets, including a pledge of all of the common stock or partnership interest of each of our subsidiaries in which we own an 80% or more interest.

The credit agreement contains operating and financial covenants, including requirements to maintain a minimum debt to equity ratio and minimum leverage and debt service coverage ratios. In addition, the credit agreement includes customary affirmative and negative covenants, including covenants relating to transactions with affiliates, use of proceeds, restrictions on subsidiaries, limitations on indebtedness, limitations on liens, limitations on capital expenditures, limitations on mergers, acquisitions and sales of assets, limitations on investments, prohibitions on payment of dividends and stock repurchases, and limitations on debt payments (including payment of subordinated indebtedness) and other distributions. The credit agreement also contains customary events of default, including events relating to changes in control of our company.

We are also a guarantor of a bank loan made to Children's Hemophilia Services, a California general partnership in which we own an 80% interest. The original line of credit amounted to $1.5 million. The payment schedule requires that all outstanding principal amounts in excess of $1.0 million be paid on January 1, 2000, all outstanding principal amounts in excess of $0.5 million be paid on July 1, 2000 and all remaining principal shall be paid in full on November 24, 2000. As of June 30, 2000, the partnership had $0.2 million outstanding under the line of credit.

We use interest rate swap agreements to manage our interest rate exposure under the credit agreement. We have effectively converted, for the period through October 31, 2001, $25.0 million of floating-rate borrowings to fixed-rate borrowings. We secured a 5.5% fixed interest rate (exclusive of the margin rate) under our current interest rate swap agreement.

While we anticipate that our cash from operations, along with the short term use of the revolving credit facility and the net proceeds to be received from the planned stock offering, will be sufficient to meet our internal operating requirements and growth plans for at least the next 12 months, we expect that additional funds may be required in the future to successfully continue our growth beyond that 12-month period or in the event that we grow more than expected within such period. We may be required to raise additional funds through sales of equity or debt securities or seek additional financing from financial institutions. There can be no assurance, however, that our planned offering will successfully be completed or that financing will be available on terms that are favorable to us or, if obtained, will be sufficient for our needs.

QUARTERLY FLUCTUATIONS

Our results of operations may fluctuate on a quarterly basis. In particular, we typically increase our operating expenses in anticipation of the launch of a new drug, and if the new drug does not generate the levels of sales during the periods anticipated by our management, our results in that and future quarters could be adversely affected. Quarterly results can also fluctuate as a result of:

    - lower prices paid by Medicare or Medicaid for the drugs that we sell, including lower prices resulting from recent revisions in the method of determining AWP;

    - the timing of periodic adjustments to prices and other terms with our drug suppliers;

    -   the accuracy of estimates of resources required for ongoing programs;


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

    -   the timing and integration of acquisitions;

    -   changes in regulations related to biopharmaceutical companies;

    -   physicians prescribing patterns;

    -   general economic conditions;

    - the annual renewal (on a calendar year basis) of deductible and co-payment requirements, which affects patient ordering patterns;

    - our providing drugs, now or in the future, that treat seasonal illnesses.

We believe that quarterly comparisons of our financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our longer term operating performance.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, Statement of Financial Accounting Standards (SFAS) No.133, Accounting for Derivative Instruments and Hedging Activities, was issued, and is required to be adopted in years beginning after June 15, 1999. In June 1999, SFAS No.137 was issued, deferring the effective date of SFAS No.133 for one year. We expect to adopt Statement No.133 in fiscal year 2001. We do not anticipate that the adoption of Statement No.133 will have a significant effect on our results of operations or our financial position.

IMPACT OF INFLATION

Changes in prices charged by the biopharmaceutical manufacturers for the drugs we dispense, along with increasing labor costs, freight and supply costs and other overhead expenses, affect our cost of services and general and administrative expenses. Historically, we have been able to pass all, or a portion, of the effect of such increases to the biopharmaceutical manufacturers pursuant to negotiated adjustments made under our preferred distribution agreements. As a result, changes due to inflation have not had significant adverse effects on our operations.

IMPACT OF YEAR 2000 ISSUES

In prior years, we discussed the nature and progress of our plans to become Year 2000 ready. In late 1999, we completed the remediation and testing of our systems. As a result of our planning and implementation efforts, we experienced no disruptions in our mission critical information technology and non-information technology systems. We believe these systems successfully responded to the Year 2000 date change. We are not aware of material problems resulting from Year 2000 issues, either with our internal systems, our services or the products and services of third parties with whom we do business. We will continue to monitor our mission critical computer applications and those of our suppliers throughout the year 2000 to ensure that any Year 2000 issues that may arise are properly addressed.

                           FORWARD LOOKING STATEMENTS

Certain matters discussed in the preceding pages of this Form 8-K contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements regarding implementation of our strategy, development of new drugs by the pharmaceutical and biotechnology industries, anticipated growth and revenues, anticipated working capital and sources of funding for growth opportunities, expenditures, interest, costs and income and the effects of year 2000 issues. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend," and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our actual results could be materially different or worse from those expressed or implied by these forward-looking statements as a result of various factors including the risk factors described in our filings with the Securities and Exchange Commission, including but not limited to our Registration Statement on Form S-3.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Accredo Health, Incorporated

We have audited the accompanying consolidated balance sheets of Accredo Health, Incorporated (the "Company") as of June 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and mandatorily redeemable cumulative preferred stock, and cash flows for each of the three years in the period ended June 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 5. These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Accredo Health, Incorporated at June 30, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                /s/ Ernst & Young LLP

Memphis, Tennessee
August 7, 2000

                          ACCREDO HEALTH, INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
                       (000's omitted, except share data)

                                                                           JUNE 30
                                                                   1999               2000
                                                                ---------           ---------
ASSETS
Current assets:
   Cash and cash equivalents                                    $   5,542           $  10,204
   Receivables:
     Patient accounts                                              60,116              76,812
     Allowance for doubtful accounts                               (5,300)             (8,395)
                                                                ---------           ---------
                                                                   54,816              68,417
     Due from affiliates                                            2,105               1,634
     Other                                                          5,856               7,420
                                                                ---------           ---------
                                                                   62,777              77,471
   Inventories                                                     19,927              32,342
   Prepaid expenses and other current assets                          359                 770
   Deferred income taxes                                            1,554               3,133
                                                                ---------           ---------
Total current assets                                               90,159             123,920

Property and equipment, net                                         3,025               6,992
Other assets:
   Joint venture investments                                        3,415               2,056
   Goodwill and other intangible assets, net                       50,147              72,261
                                                                ---------           ---------
Total assets                                                    $ 146,746           $ 205,229
                                                                =========           =========

                                                                                               JUNE 30
                                                                                      1999                2000
                                                                                    ---------           ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                 $  56,029           $  79,677
   Accrued expenses                                                                     4,831               7,115
   Income taxes payable                                                                   393               1,289
   Line of credit                                                                          --                 200
                                                                                    ---------           ---------
Total current liabilities                                                              61,253              88,281

Long-term notes payable                                                                20,500              37,000
Deferred income taxes                                                                     866               1,355
Minority interest in consolidated joint venture                                            --               1,049

Stockholders' equity:
   Undesignated preferred stock, 5,000,000 shares authorized, no shares
     issued                                                                                --                  --
   Non-voting common stock, $.01 par value; 2,500,000 shares authorized;
     1,650,000 shares in 1999 and no shares in 2000 issued and outstanding                 16                  --
   Common stock, $.01 par value; 30,000,000 shares authorized; 11,965,631
     shares in 1999 and 14,106,968 shares in 2000 issued and outstanding                  120                 141
   Additional paid-in capital                                                          63,322              66,838
   Retained earnings                                                                      669              10,565
                                                                                    ---------           ---------
Total stockholders' equity                                                             64,127              77,544
                                                                                    =========           =========
Total liabilities and stockholders' equity                                          $ 146,746           $ 205,229
                                                                                    =========           =========

See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       (000's omitted, except share data)

                                                                             YEARS ENDED JUNE 30
                                                                      1998           1999            2000
                                                                   ---------       ---------       ---------
Revenues:
   Net patient service revenue                                     $ 170,002       $ 244,158       $ 335,601
   Other revenue                                                       9,806          12,277          15,432
   Equity in net income of joint ventures                              1,150           1,919           2,002
                                                                   ---------       ---------       ---------
Total revenues                                                       180,958         258,354         353,035

Operating expenses:
   Cost of services                                                  154,046         220,517         300,973
   General and administrative                                         12,489          17,637          23,831
   Bad debts                                                           3,165           4,739           6,117
   Depreciation                                                          430             614           1,094
   Amortization                                                        3,431           3,297           2,303
                                                                   ---------       ---------       ---------
Total operating expenses                                             173,561         246,804         334,318

                                                                   ---------       ---------       ---------
Operating income                                                       7,397          11,550          18,717

Other expense (income):
   Interest expense                                                    3,721           3,346           2,459
   Interest income                                                      (169)           (181)           (323)
                                                                   ---------       ---------       ---------
                                                                       3,552           3,165           2,136
                                                                   ---------       ---------       ---------
Income before minority interest in income of consolidated
   joint venture, income taxes and extraordinary item                  3,845           8,385          16,581
Minority interest in income of consolidated joint venture                 --              --            (177)
                                                                   ---------       ---------       ---------
Income before income taxes and extraordinary item                      3,845           8,385          16,404
Income tax expense                                                     2,420           4,003           6,508
                                                                   ---------       ---------       ---------
Income before extraordinary item                                       1,425           4,382           9,896
Extraordinary charge for early extinguishment of debt, net of
   income tax benefit                                                     --          (1,254)             --
                                                                   ---------       ---------       ---------
Net income                                                             1,425           3,128           9,896

Mandatorily redeemable cumulative preferred stock dividends           (2,043)         (1,617)             --
                                                                   ---------       ---------       ---------
Net income (loss) to common stockholders                           $    (618)      $   1,511       $   9,896
                                                                   =========       =========       =========

Basic earnings per common share:
Income before extraordinary item                                   $    0.17       $    0.46       $    0.71
Extraordinary charge                                                      --           (0.13)             --
Preferred stock dividends                                              (0.24)          (0.17)             --
                                                                   ---------       ---------       ---------
Net income (loss) to common stockholders                           $   (0.07)      $    0.16       $    0.71
                                                                   =========       =========       =========

Diluted earnings per common share:
Income before extraordinary item                                   $    0.17       $    0.42       $    0.67
Extraordinary charge                                                      --           (0.12)             --
Preferred stock dividends                                              (0.24)          (0.16)             --
                                                                   ---------       ---------       ---------
Net income (loss) to common stockholders                           $   (0.07)      $    0.14       $    0.67
                                                                   =========       =========       =========

See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK
                       (000's omitted, except share data)

                                                                                                                         MANDATORILY
                                                                                                                         REDEEMABLE
                                      COMMON                COMMON                 ADDITIONAL   RETAINED      TOTAL      CUMULATIVE
                                      STOCK        COMMON   STOCK    SUBSCRIPTION   PAID-IN     EARNINGS   STOCKHOLDERS'   PREFERRED
                                      SHARES       STOCK  SUBSCRIBED  RECEIVABLE    CAPITAL     (DEFICIT)     EQUITY        STOCK
                                    ----------     ------ ---------- ------------ -----------   ---------  ------------  -----------
Balance at June 30, 1997             8,260,880     $ 83     $ 500      $(500)     $ 15,426      $ (2,719)     $ 12,790     $ 27,749

Issuance of common stock               125,001        1      (500)       500           499            --           500           --
Common stock subscribed
  (51,000 shares)                           --       --       204         --            --            --           204           --
Subscription receivable                     --       --        --       (204)           --            --          (204)          --
Accrued dividends on mandatorily
  redeemable cumulative preferred
  stock                                     --       --        --         --        (2,043)           --        (2,043)       2,043
Compensation resulting from stock
  transactions, net of income tax
  benefit                                   --       --        --         --           129            --           129           --
Net income                                  --       --        --         --            --         1,425         1,425           --
                                    ----------     ----     -----      -----      --------      --------      --------     --------
Balance at June 30, 1998             8,385,881       84       204       (204)       14,011        (1,294)       12,801       29,792

Issuance of common stock             5,229,750       52      (204)       204        51,496            --        51,548           --
Costs  related to public offering           --       --        --         --        (1,849)           --        (1,849)          --
Accrued dividends on mandatorily
  redeemable cumulative preferred
  stock                                     --       --        --         --          (452)       (1,165)       (1,617)       1,617
Redemption of mandatorily
  redeemable cumulative preferred
  stock                                     --       --        --         --            --            --            --      (31,409)
Compensation resulting from stock
  transactions, net of income tax
  benefit                                   --       --        --         --           116            --           116           --
Net income                                  --       --        --         --            --         3,128         3,128           --
                                    ----------     ----     -----      -----      --------      --------      --------     --------
Balance at June 30, 1999            13,615,631      136        --         --        63,322           669        64,127           --

Issuance of common stock:
   Exercise of stock options           420,481        4        --         --         1,095            --         1,099           --
   Employee stock purchase plan         70,856        1        --         --           769            --           770           --
Tax benefit of disqualifying
  dispositions of stock options             --       --        --         --         1,536            --         1,536           --
Compensation resulting from stock
  transactions, net of income tax
  benefit                                   --       --        --         --           116            --           116           --
Net income                                  --       --        --         --            --         9,896         9,896           --
                                    ==========     ====     =====      =====      ========      ========      ========     ========
Balance at June 30, 2000            14,106,968     $141     $  --      $  --      $ 66,838      $ 10,565      $ 77,544     $     --
                                    ==========     ====     =====      =====      ========      ========      ========     ========

See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)


                                                                                        YEARS ENDED JUNE 30
                                                                              --------------------------------------
                                                                                1998           1999           2000
                                                                              --------       --------       --------

OPERATING ACTIVITIES
Net income                                                                    $  1,425       $  3,128       $  9,896
Adjustments to reconcile net income to net cash provided by
   operating activities:
    Depreciation and amortization                                                3,861          3,911          3,397
    Original issue discount amortization                                           177            198             --
    Interest added to long term obligations                                      1,046             --             --
    Extraordinary charge for early retirement of debt                               --          2,000             --
    Provision for losses on accounts receivable                                  3,165          4,739          6,117
    Deferred income taxes                                                        1,466           (969)        (1,158)
    Compensation resulting from stock transactions                                 138            184            185
      Tax benefit of disqualifying disposition of stock options                     --             --          1,536
      Minority interest in income of consolidated joint venture                     --             --            177
Changes in operating assets and liabilities, net of effect from business acquisitions:
    Patient receivables and other                                              (10,522)       (25,857)       (13,419)
    Due from affiliates                                                             93         (1,784)          (990)
    Inventories                                                                  3,885         (7,796)       (11,950)
    Prepaid expenses and other current assets                                      144            (49)          (406)
    Recoverable income taxes                                                      (151)           151             --
    Accounts payable and accrued expenses                                       (1,047)        25,891         23,618
    Income taxes payable                                                        (1,802)           393            896
                                                                              --------       --------       --------
Net cash provided by operating activities                                        1,878          4,140         17,899

INVESTING ACTIVITIES
Purchases of property and equipment                                               (992)        (1,511)        (4,452)
Business acquisitions and joint venture investments                                 --         (1,298)       (24,480)
Change in joint venture investments, net                                            25         (1,489)        (1,707)
                                                                              --------       --------       --------
Net cash used in investing activities                                             (967)        (4,298)       (30,639)

FINANCING ACTIVITIES
Proceeds from (payment of) notes payable and line of credit                         --        (18,116)        16,000
Redemption of preferred stock                                                       --        (31,409)            --
Capitalized loan fees                                                               --            (27)            --
Issuance of common stock                                                           500         51,547          1,869
Payment of costs related to public offering                                         --         (1,382)          (467)
                                                                              --------       --------       --------
Net cash provided by financing activities                                          500            613         17,402

                                                                              --------       --------       --------
Increase in cash and cash equivalents                                            1,411            455          4,662
Cash and cash equivalents at beginning of year                                   3,676          5,087          5,542
                                                                              --------       --------       --------
Cash and cash equivalents at end of year                                      $  5,087       $  5,542       $ 10,204
                                                                              ========       ========       ========

SUPPLEMENTARY CASH FLOW DISCLOSURES
Income taxes paid                                                             $  1,532       $  3,731       $  5,235
                                                                              ========       ========       ========

Cash paid for interest                                                        $  1,826       $  3,836       $  2,529
                                                                              ========       ========       ========

See accompanying notes.

                          Accredo Health, Incorporated

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


1. DESCRIPTION OF BUSINESS

The consolidated financial statements and related notes to the consolidated financial statements include the accounts of Accredo Health, Incorporated (the Company), its wholly-owned subsidiaries and its 80% owned joint venture. Significant intercompany accounts have been eliminated in consolidation.

The Company provides specialized contract pharmacy and related services pursuant to agreements with biotechnology drug manufacturers relating to the treatment of patients with certain costly chronic diseases. Because of the unique needs of patients suffering from chronic diseases, biotechnology drug manufacturers have recognized the benefits of customized programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance including the collection of timely drug utilization and patient compliance information, patient education and monitoring through the use of written materials and telephonic consultation, reimbursement expertise and overnight drug delivery.

The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic, and potentially life threatening diseases; (ii) are expensive; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process. Currently, the Company provides specialized contract pharmacy and related services that address the needs of patients with the following diseases: Multiple Sclerosis, Gaucher Disease, hemophilia, growth hormone related disorders, Crohn's Disease, rheumatoid arthritis, and respiratory syncytial virus.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

                          Accredo Health, Incorporated

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF RISKS

The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Significant concentrations of gross patient accounts receivable consist of the following at June 30:

                                            1999           2000
                                            ----           ----
Medicare                                       4%             2%
Medicaid                                      19%            25%

Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's operations. The Company grants credit without collateral to its patients.

The Company derives a substantial portion of its revenue from the sale of drugs provided by a limited number of biopharmaceutical suppliers. The table below shows the concentration of the Company's revenue derived from the sale of drugs provided by these suppliers for the years ended June 30:

                                  1998      1999      2000
                                  ----      ----      ----
Biogen                              23%       31%       37%
Genzyme                             46%       37%       30%
Genentech                            6%        4%        4%

Federal deposit insurance is limited to $100,000 per depositor. Management has weighed the risks involved in entrusting a single depository bank with assets in excess of the insurance limit and has considered the bank's financial stability and FDIC risk rating. Management believes that there is low risk associated with this practice. Included in cash and cash equivalents at June 30, 1999 and 2000, are cash balances at several institutions, which exceed the federal deposit insured limit of $5,241,000 and $9,670,000, respectively.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and notes payable approximates fair value of these financial instruments at June 30, 1999 and 2000.

                          Accredo Health, Incorporated

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Provisions for depreciation are computed primarily by the straight-line method based on the estimated useful lives of the related assets of 2 to 7 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the cost of businesses acquired over fair value of net tangible and identifiable intangible assets at the date of acquisition. Other intangible assets consist primarily of non-compete agreements, acquired patient populations and value associated with agreements with drug manufacturers and medical centers in connection with business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill, 3 to 10 years for the non-compete agreements, 3 months to 3 years for the value associated with agreements with drug manufacturers and medical centers, 4 to 8 years for acquired patient population, and 5 to 10 years for other intangible assets. Goodwill and other intangible assets consist of the following at June 30 (in thousands):

                                              1999                2000
                                            --------            --------
Goodwill                                    $ 51,785            $ 74,096
Other intangible assets                       10,176              12,282
                                            --------            --------
                                              61,961              86,378
Accumulated amortization                     (11,814)            (14,117)
                                            --------            --------
                                            $ 50,147            $ 72,261
                                            ========            ========

VALUATION OF LONG-LIVED ASSETS

Management periodically evaluates carrying values of long-lived assets, including property and equipment, strategic investments, goodwill and other intangible assets, to determine whether events and circumstances indicate that these assets have been impaired. An asset is considered impaired when undiscounted cash flows to be realized from such asset are less than its carrying value. In that event, a loss is determined based on the amount the carrying value exceeds the fair market value of such asset.

STOCK-BASED COMPENSATION

The Company recognizes stock-based compensation using the intrinsic value method as permitted by Financial Accounting Standards Board Statement (FASB) No. 123, Accounting for Stock-Based Compensation (Statement 123). Accordingly, no compensation expense is recorded for employee stock-based awards issued at market value at the date such awards are granted. However, the Company incurred $436,000 and $420,000 in compensation cost in 1998 and 1999, respectively, for stock transactions at less than fair market value. There was no compensation cost for stock-based awards in 2000. The Company makes pro forma disclosures of net income as if the market-value method was followed.

                          Accredo Health, Incorporated

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third-party payors that provide for payments to the Company at amounts discounted from its established rates (see Note 9).

Approximately 20%, 18% and 18% of gross patient service revenue for the years ended June 30, 1998, 1999 and 2000, respectively, is from participation in the Medicare and state-sponsored Medicaid programs.

Other revenues primarily consist of management fees from biotech manufacturers and various management agreements with hospitals and joint ventures. The Company recognizes revenues in the period the services are rendered.

INTEREST RATE SWAP AGREEMENTS

The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

EARNINGS PER SHARE

The Company presents earnings per share in accordance with FASB Statement No. 128, Earnings Per Share. All per share amounts have been calculated using the weighted average number of shares outstanding during each period. Diluted earnings per share are adjusted for the impact of common stock equivalents using the treasury stock method when the effect is dilutive.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowance for doubtful accounts.

                          Accredo Health, Incorporated

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RISK MANAGEMENT

During 1999, the Company adopted a self-insured medical and dental plan for employees. Claims are accrued under these plans as the incidents that give rise to them occur. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses. The Company has entered into a reinsurance agreement with an independent insurance company to limit its losses on claims. Under the terms of this agreement, the insurance company will reimburse the Company for individual claims generally in excess of $25,000 and when total claims exceed an aggregate amount based on the number of covered lives. These reimbursements are included in general and administrative expense in the accompanying consolidated statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended, is required to be adopted in years beginning after June 15, 2000. Management of the Company does not anticipate that the adoption of the new Statement will have a significant effect on results of operations or the financial position of the Company.

3. BUSINESS ACQUISITIONS

On October 20, 1999, the Company acquired the majority of the operating assets of the specialty pharmacy businesses operated by certain affiliates of Home Medical of America, Inc. ("HMA"), a company engaged in the sale and distribution of blood clotting factors and growth hormone products. This transaction was accounted for using the purchase method of accounting. The price paid by the Company for this acquisition was $7,765,000. The Company also accrued an additional $482,000 for a related earn out payment based upon the achievement of certain revenue goals in the six-month period ended April 30, 2000, resulting in a total purchase price of $8,247,000. The total value of tangible assets acquired was $234,000 and no indebtedness was assumed. The excess of the total purchase price, including acquisition costs of $91,000, over the fair value of the tangible assets acquired was allocated as follows: $7,663,000 to goodwill, $300,000 to acquired patient population and $50,000 to other intangible assets. The Company also paid $500,000 as consideration for an agreement from HMA and certain of its other affiliates not to compete for a period of five years.

                          Accredo Health, Incorporated

3. BUSINESS ACQUISITIONS (CONTINUED)

The Company acquired all of the outstanding stock of Sunrise Health Management, Inc. ("Sunrise") from its shareholders effective December 1, 1999. Sunrise is headquartered in Norcross, Georgia and is a provider of pharmaceutical care for certain chronic, long-term patient populations, including those requiring intravenous immunoglobulin ("IVIG"), clotting factor and growth hormone. This transaction was accounted for using the purchase method of accounting. The price paid by the Company for this acquisition was $13,724,000. The Company also accrued an additional $1,000,000 for a related earn out payment based upon the achievement of certain financial results for the six-month period ended May 31, 2000, resulting in a total purchase price of $14,724,000. Total assets acquired and liabilities assumed were $1,903,000 and $882,000, respectively. The excess of the total purchase price, including acquisition costs of $45,000, over the fair value of the net assets acquired of $1,021,000 was allocated as follows:
$12,987,000 to goodwill, $646,000 to acquired patient population and $70,000 to other intangible assets. The Company also paid $500,000 as consideration for an agreement with the selling shareholders and a prior officer of Sunrise not to compete with the Company in certain product lines for a period of ten years.

Effective April 1, 2000, the Company acquired an additional 30% interest in one of its joint ventures, Childrens Hemophilia Services, increasing its ownership in the joint venture to 80%. Childrens Hemophilia Services is located in Los Angeles, California and is a provider of blood clotting factors and ancillary supplies to hemophilia patients. This transaction was accounted for using the purchase method of accounting. The price paid by the Company for this acquisition was $2,086,000. Total assets acquired and liabilities assumed were $1,788,000 and $479,000, respectively. The excess of the purchase price over the fair value of the net assets acquired of $1,309,000, which amounted to $777,000, was allocated to goodwill.

Any additional earn out payments made under these purchase agreements will be treated as additional purchase cost and amortized over the remaining useful life of 40 years.

The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

The pro forma results of operations for the years ended June 30, 1999 and 2000, as if the acquisitions had occurred on July 1, 1998, are as follows (in thousands, except per share data):

                                              1999                2000
                                            --------            --------
Total revenues                              $270,237            $362,142
Income before extraordinary item               5,187              10,731
Net income                                     3,933              10,731
Net income per common share:
     Basic                                  $    .41            $    .78
     Diluted                                $    .38            $    .73

                          Accredo Health, Incorporated

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30 (in thousands):

                                              1999                2000
                                            --------            --------
Equipment                                   $  1,936            $  4,638
Furniture and fixtures                         2,362               4,709
                                            --------            --------
                                               4,298               9,347
Accumulated depreciation                      (1,273)             (2,355)
                                            --------            --------
                                            $  3,025            $  6,992
                                            ========            ========

5. NOTES PAYABLE

At June 30, 2000, the Company has a revolving line of credit agreement for up to $60 million with banks, which expires December 1, 2001. The Company's borrowing base, as defined in the agreement, was approximately $54,112,000 and $60,000,000 at June 30, 1999 and 2000, respectively. Amounts outstanding under the line of credit bear interest at varying rates based upon a LIBOR or prime rate of interest at the periodic election of the Company, plus a variable margin rate based on the Company's debt to cash flow ratio as defined by the banks. The combination of a variable rate margin and LIBOR base rate resulted in effective rates of 6.44% at June 30, 1999 and 8.15% at June 30, 2000. The line of credit is secured by substantially all assets of the Company. The bank's security interest in a portion of the Company's inventory is subordinate to the liens on that inventory under the terms of a security agreement between the Company and one of its vendors. The same vendor has a security interest in certain accounts receivable of the Company which is subordinate to the rights of the banks. At June 30, 1999 and 2000, the balance outstanding under this line of credit was $20,500,000 and $37,000,000, respectively.

The credit agreement contains financial covenants which require the Company to maintain certain levels of net worth, tangible net worth, working capital, debt to net worth and liquidity ratios. The credit agreement also restricts certain changes in management and ownership of the Company.

The Company entered into an interest rate swap agreement with a bank in October 1997 in order to fix a portion of its interest rate exposure on this line of credit. The terms of the agreement were revised and extended on January 21, 1999, and require the Company to pay a fixed interest rate of 5.5% on a $25 million notional amount and receive the 30-day LIBOR rate in exchange. The interest rate swap agreement terminates October 31, 2001.

The Company's 80% owned joint venture has a revolving line of credit agreement with a bank. Amounts outstanding under the line of credit bear interest at the prime rate, less six-tenths of one percent (.60%), per annum. The line of credit expires November 24, 2000. At June 30, 2000, the balance outstanding under this line of credit was $200,000. The Company has guaranteed the line of credit.

                          Accredo Health, Incorporated

5. NOTES PAYABLE (CONTINUED)

During June 1997, the Company issued $10 million in senior subordinated notes (the Notes) to certain stockholders of the Company in connection with an acquisition. The Notes, which were due June 1, 2004, had a stated interest rate of 10% and an effective rate of 16%. The Notes were unsecured. Concurrently with the issuance of the Notes, the Company issued 400,000 shares of its common stock to the Note holders. The excess of the fair market value of the 400,000 shares of common stock issued over the purchase price of $4,000 was recorded as an original issue discount. In accordance with the terms of the Notes, the Company added $1,046,000 of accrued interest due during 1998 to the unpaid principal balance of the Notes.

The note purchase agreement specified that if at any time while the Notes were outstanding, the Company consummated a public offering, or merged or consolidated, the Company was required to use the net proceeds of such offering to repay the principal amount of the Notes, plus accrued interest.

In connection with its initial public offering of common stock in April 1999, the Company repaid in full all principal and accrued interest on the Notes. As a result of this repayment, the Company incurred an extraordinary charge related to the early extinguishment of debt. This extraordinary charge of $1,254,000, net of a $746,000 income tax benefit for the year ended June 30, 1999 was due to unamortized original issue discount remaining on the Notes on the repayment date.

6. MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

In connection with its formation, the Company issued, at a $100 redemption amount, 255,361 shares of Series A mandatorily redeemable preferred stock on May 31, 1996, for a total of $25,536,100. The nonvoting mandatorily redeemable cumulative preferred stock was entitled to an $8 per share annual dividend.

In connection with its initial public offering of common stock in April 1999, the Company redeemed all the outstanding shares of nonvoting mandatorily redeemable cumulative preferred stock (Series A) and all accrued and unpaid dividends thereon.

7. INCOME TAXES

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          Accredo Health, Incorporated

7. INCOME TAXES (CONTINUED)

Income tax expense (benefit) consists of the following for the years ended June 30 (in thousands):

                                                1998           1999           2000
                                              --------       --------       --------
Current:
   Federal                                    $    850       $  4,306       $  6,634
   State                                           104            666          1,032
                                              --------       --------       --------
                                                   954          4,972          7,666
Deferred:
   Federal                                       1,239           (839)        (1,004)
   State                                           227           (130)          (154)
                                              --------       --------       --------
                                                 1,466           (969)        (1,158)
                                              --------       --------       --------
                                              $  2,420       $  4,003       $  6,508
                                              ========       ========       ========

The provision for income taxes differed from the amount computed by applying the statutory federal income tax rates for the years ended June 30 due to the following (in thousands):

                                                                                1998           1999           2000
                                                                              --------       --------       --------
Income tax expense at statutory rate                                          $  1,307       $  2,851       $  5,619
State income tax expense, net of federal income tax benefit
                                                                                   219            354            577
Goodwill amortization                                                              836            790            279
Other                                                                               58              8             33
                                                                              --------       --------       --------
Income tax expense                                                            $  2,420       $  4,003       $  6,508
                                                                              ========       ========       ========

                          Accredo Health, Incorporated

7. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30 are as follows (in thousands):

                                                 1999          2000
                                               -------       -------
Deferred tax assets:
   Accounts receivable reserves                $ 1,186       $ 2,605
    Accrued expenses                               295           378
   Joint venture investments                        11            47
   Other                                            62           103
                                               -------       -------
                                                 1,554         3,133
Deferred tax liabilities:
   Property and equipment                         (235)         (303)
   Intangible assets                              (587)       (1,015)
   Joint venture investments                       (44)          (37)
                                               -------       -------
                                                  (866)       (1,355)
                                               -------       -------
Net deferred tax assets                        $   688       $ 1,778
                                               =======       =======

Management has evaluated the need for a valuation allowance for the deferred tax assets and believes it is more likely than not that the assets will ultimately be realized through future taxable income from operations.

8. COMMITMENTS

The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $758,000, $985,000 and $1,227,000 for the years ended June 30, 1998, 1999 and 2000, respectively.

Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial terms of one year or more consist of the following at June 30, 2000 (in thousands):

             2001                                                    $1,285
             2002                                                     1,175
             2003                                                     1,120
             2004                                                       694
             2005                                                       323
             Thereafter                                                  91
                                                                     ------
                                                                     $4,688
                                                                     ======

                          Accredo Health, Incorporated

8. COMMITMENTS (CONTINUED)

In connection with three of the acquisitions made during fiscal years 1999 and 2000, the Company may be obligated to make up to $2.5 million in earn-out payments during the next twelve months.

9. CONTINGENCY

Recent revisions to how the average wholesale price (or AWP) is determined will result in reduced prices and profit margins for some drugs that the Company handles. Many government payors, including Medicare and Medicaid pay the Company directly or indirectly at the drug's AWP or at a percentage off AWP. The Company has also contracted with a number of private payors to sell drugs at AWP or at a percentage off AWP. AWP for most drugs is compiled and published by a private company, First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported AWP of many drugs, including some that the Company sells, is an appropriate or accurate measure of the market price of the drugs. As recently reported in the Wall Street Journal, there are also several whistleblower lawsuits pending against various drug manufacturers. These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWP prices of various drugs to First DataBank. Bayer AG, one of the Company's suppliers of clotting factor, announced on May 9, 2000, that it is engaged in settlement discussions with the government regarding these charges. In February 2000, First DataBank published a Market Price Survey of 437 drugs. The First DataBank Survey significantly reduces reimbursement to the Company for a number of the clotting factor products and IVIG the Company sells.

A number of state Medicaid agencies now pay the Company for clotting factor at the prices shown on the Market Price Survey or at a percentage discount off those prices. Other states have not changed their pricing structure or have changed back to their pre-Market Price Survey reimbursement rates. The Health Care Financing Administration (or HCFA) has also announced that effective October 1, 2000, Medicare intermediaries should calculate the amount that they pay for clotting factor and 49 other drugs by using the lower prices on the First DataBank Market Price Survey. It is expected that all of the Medicare intermediaries will adopt the lower pricing.

The Company estimates that reimbursements by Medicare and state Medicaid agencies make up approximately 2% and 7%, respectively, of the Company's gross patient service revenues from drugs the Company handles that are covered by the Market Price Survey. The Company has seen an overall reduction in pricing and margins for clotting factor that the Company sells. However, management of the Company cannot predict the eventual results of the government investigations and the changes made by First DataBank. If the reduced average wholesale prices published by First DataBank for the drugs that the Company sells are ultimately adopted as the standard by which the Company is paid by government payors or private payors, this could have a material adverse effect on the Company's business, financial condition and results of operations, including reducing the pricing and margins on certain of the Company's products.

                          Accredo Health, Incorporated

10. INVESTMENT IN JOINT VENTURES

Texas Health Pharmaceutical Resources, Teddy Bear Home Care/Drug Therapies, Children's Memorial Home Hemophilia Services, Childrens Home Services, Childrens Biotech Pharmacy Services and Specialized Pharmaceutical Services are partnerships in which the Company has a 50% ownership interest. Campus Home Health Care-Home Hemophilia is a limited liability company in which the Company had a 25% ownership interest (this entity was dissolved during the fiscal year ended June 30, 1999). The Company uses the equity method of accounting for these joint ventures. Amounts due from these joint ventures to the Company are classified as due from affiliates in the accompanying consolidated balance sheets. The portion of the Company's retained earnings at June 30, 1999 and 2000, attributable to undistributed earnings of these joint ventures is $1,053,000 and $1,385,000, respectively.

On November 10, 1998, the Company acquired a 50% general partnership interest in Childrens Hemophilia Services, a partnership established to engage in the sale and distribution of blood clotting factors and ancillary supplies to hemophilia patients, for an initial purchase price of $917,000. In addition to the purchase price paid on the acquisition date, the Company will pay up to an additional $833,000 in two installments if targeted earnings specified in the purchase agreement are achieved for the twelve-month periods ending twenty-four months and thirty-six months from the acquisition date. Effective April 1, 2000, the Company acquired an additional 30% interest in Childrens Hemophilia Services, increasing its ownership in the joint venture to 80% (see Note 3).

On November 10, 1998, the Company acquired a 50% general partnership interest in Childrens Home Services, a partnership established to engage in the sale and distribution of human growth hormone and ancillary supplies to patients with growth hormone-related disorders, for a purchase price of $381,000.

The difference in the purchase price and the Company's interest in the fair value of net tangible assets of these partnerships of $1,298,000 is being amortized over its estimated useful life of 40 years. Any additional payments made under the purchase agreement will be treated as additional purchase cost and amortized over the remaining useful life at the date of payment.

On October 1, 1999, the Company entered into a joint venture agreement with Children's National Medical Center in Washington, DC, to market, sell, provide and distribute Synagis(R) and growth hormone and related services and supplies. The term of the joint venture is for a period of five years unless terminated at an earlier date pursuant to the terms of the agreement. Both companies contributed $40,000 in capital to the joint venture and will share equally in the assets, liabilities, profits and losses. In conjunction with the formation of this joint venture, the Company also entered into a management, service and sales agreement with the joint venture, whereby the Company will provide specialty pharmacy and management services to the joint venture in exchange for a management fee and the reimbursement of certain expenses.

                          Accredo Health, Incorporated

10. INVESTMENT IN JOINT VENTURES (CONTINUED)

On January 1, 2000, the Company entered into a joint venture agreement with Specialized Pharmaceutical Services, Inc. ("SPS") to market, sell, provide and distribute intravenous immunoglobulin ("IVIG") products and related services and supplies in thirteen northeastern and eastern states. The term of the joint venture is for a period of six years unless terminated at an earlier date pursuant to the terms of the agreement. The Company has contributed $200,000 to this joint venture and has committed to make an additional $300,000 capital contribution. The companies will share equally in the assets, liabilities, profits and losses of the joint venture. In conjunction with the formation of the joint venture, the Company entered into management, service and sales agreements with the joint venture, whereby the Company will provide specialty pharmacy and management services to the joint venture in exchange for a management fee and the reimbursement of certain expenses. The Company will also sell IVIG products to the joint venture.

The Company received fees for management services from the joint ventures of $413,000, $589,000 and $819,000 for the years ended June 30, 1998, 1999 and
2000, respectively, which are recorded as other revenues in the accompanying consolidated statements of operations.

Summary financial information for affiliated joint ventures (20 percent to 50 percent owned) accounted for by the equity method is as follows as of and for the years ended June 30 (in thousands):

                                                1998         1999         2000
                                              -------      -------      -------
Current assets                                $ 2,322      $ 8,519      $ 6,229
Property and equipment and other assets            78           81           84
Current liabilities                             1,133        3,101        3,130
Total revenues                                 10,215       17,512       20,637
Net income                                      2,315        3,866        4,057

11. DEFINED CONTRIBUTION RETIREMENT PLAN

The Company sponsors a qualified, defined contribution retirement plan under
Section 401(k) of the Internal Revenue Code in which substantially all employees qualify for participation. The Company matches employee contributions, as defined in the plan. The Company made annual matching contributions of approximately $66,000, $98,000 and $152,000 for the years ended June 30, 1998, 1999 and 2000, respectively.

                          Accredo Health, Incorporated

12.  STOCKHOLDERS' EQUITY

COMMON STOCK

In April 1999, the Company completed its initial public offering of 5,175,000 shares of common stock at an offering price of $10.67 per share. In connection with the offering, the Company's majority shareholder exchanged 1,650,000 shares of the Company's $.01 par value common stock for 1,650,000 shares of the Company's $.01 par value non-voting common stock. The net proceeds from the offering were used to redeem the outstanding balance of the Series A redeemable cumulative preferred stock plus accrued dividends, repay the Company's senior subordinated notes and reduce the balance of the outstanding revolving line of credit. During fiscal year 2000, the shareholder converted the 1,650,000 shares of the Company's $.01 par value non-voting common stock to 1,650,000 shares of the Company's $.01 par value common stock.

On February 21, 2000, the Company effected a three-for-two stock split in the form of a 50% stock dividend for shareholders of record on February 11, 2000, whereby shareholders received one additional share of common stock for every two shares held. All share and per share data in the consolidated financial statements and the notes hereto have been retroactively adjusted for the split.

PREFERRED STOCK

In April 1999, the Company's Board of Directors and Stockholders authorized the establishment of a new class of undesignated preferred stock.

13. EMPLOYEE STOCK PURCHASE PLAN

In April 1999, the Company's Board of Directors adopted and the stockholders approved the Accredo Health, Incorporated 1999 Employee Stock Purchase Plan (the
ESPP). Under the ESPP, employees may purchase shares of common stock at 85% of market price on the first day of an offering period (usually consisting of a six-month period beginning January 1 or July 1) or the last day of an offering period, whichever is lower. The shares are purchased at the end of each period with funds withheld from employees' pay during the period. A total of 202,500 shares of the Company's common stock have been reserved for issuance under the ESPP. Participation in the ESPP commenced on the effective date of the Company's initial public offering in April 1999. There were 70,856 shares of common stock issued during the year ended June 30, 2000, pursuant to this employee stock purchase plan.

                          Accredo Health, Incorporated

14. STOCK OPTION PLAN

The Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan authorizes the grant of options to selected employees, officers and directors for up to 1,447,500 shares of the Company's common stock. All options granted have ten-year terms and vest and become fully exercisable over a period of up to six years of continued employment. Certain options granted with up to six-year vesting terms also have provisions for accelerated vesting over the first four years if certain Company income targets are achieved during that period. Otherwise, these options become fully exercisable at the end of up to six years of continued employment.

The Company's 1999 Long-Term Incentive Plan authorizes the grant of options to selected employees, officers and directors for up to 750,000 shares of the Company's common stock. As of June 30, 2000, options for 177,861 shares of stock have been granted under this plan under terms similar to those discussed above.

Pro forma information regarding net income is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. Significant assumptions used by the Company in the Black-Scholes option pricing model computations are as follows for the years ended June 30:

                                        1998                1999                 2000
                                    -------------       -------------       -------------
Risk-free interest rates            5.48% to 6.22%      5.05% to 5.40%      5.81% to 6.59%
Dividend yield                                  0%                  0%                  0%
Volatility factor                             .60                 .50                 .72
Weighted-average expected life         4.45 years          4.47 years          3.19 years

The Black-Scholes option model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                          Accredo Health, Incorporated

14. STOCK OPTION PLAN (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended June 30 is as follows (in thousands, except share data):

                                             1998           1999           2000
                                          ---------      ---------      ---------
Net income "as reported"                  $   1,425      $   3,128      $   9,896
Pro forma net income                      $   1,119      $   2,729      $   8,784
Pro forma basic earnings per share        $    0.13      $    0.29      $    0.63
Pro forma diluted earnings per share      $    0.13      $    0.26      $    0.60

These pro forma disclosures are not necessarily representative of the effects of stock options on reported pro forma net income for future years.

A summary of the Company's stock option activity and related information for the periods ended June 30 follows:

                                              1998                          1999                           2000
                                 -----------------------------   ----------------------------  ------------------------------
                                             WEIGHTED-AVERAGE                WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
                                                 EXERCISE                        EXERCISE                        EXERCISE
                                  OPTIONS         PRICE           OPTIONS          PRICE         OPTIONS           PRICE
                                 ---------   ----------------    ---------   ----------------   ----------   ----------------
Outstanding at beginning
  of period                      1,006,288         $2.00         1,284,644         $2.43         1,401,109         $ 2.85
Granted                            279,642          4.00           130,715          6.84           222,866          19.38
Exercised                               --            --            (3,750)         2.00          (420,481)          2.62
Forfeited                           (1,286)         2.00           (10,500)         2.67           (16,207)          8.88
                                ----------         -----        ----------         -----        ----------         ------
Outstanding at end of
  period                         1,284,644         $2.43         1,401,109         $2.85         1,187,287         $ 5.95
                                ==========         =====        ==========         =====        ==========         ======

Exercisable at end of year         370,502         $2.11           608,628         $2.29           728,330         $ 4.70
                                ==========         =====        ==========         =====        ==========         ======

Weighted-average fair
  value of options granted
  during the year               $     1.75                      $     3.32                       $   10.02
                                ==========                      ==========                       =========

The range of exercise prices for the Company's stock options outstanding at June 30, 2000, is $2.00 to $19.58. The weighted-average remaining contractual life of those outstanding options is 7.1 years at June 30, 2000.

                          Accredo Health, Incorporated

15. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings
(loss) per share for the years ended June 30 (in thousands, except share data):

                                                               1998             1999              2000
                                                            ----------       -----------       -----------
 Numerator for basic and diluted income (loss) per share
    to common stockholders:
 Income before extraordinary item                           $    1,425       $     4,382       $     9,896
 Extraordinary item                                                 --            (1,254)               --
 Preferred stock dividends                                      (2,043)           (1,617)               --
                                                            ----------       -----------       -----------
 Net income (loss) to common stockholders                   $     (618)      $     1,511       $     9,896
                                                            ==========       ===========       ===========
 Denominator:
    Denominator for basic income (loss) per share to
      common stockholders-weighted-average shares            8,349,422         9,501,806        13,843,187
    Effect of dilutive stock options                           711,738           930,139           940,032
                                                            ----------       -----------       -----------
    Denominator for diluted income (loss) per share to
      common stockholders-adjusted weighted-average
      shares                                                 9,061,160        10,431,945        14,783,219
                                                            ==========       ===========       ===========

 Basic earnings per common share:
    Income before extraordinary item                        $     0.17       $      0.46       $      0.71
    Extraordinary item                                              --             (0.13)               --
    Preferred stock dividends                                    (0.24)            (0.17)               --
                                                            ----------       -----------       -----------
    Net income (loss) to common stockholders                $    (0.07)      $      0.16       $      0.71
                                                            ==========       ===========       ===========
 Diluted earnings per common share:
    Income before extraordinary item                        $     0.17       $      0.42       $      0.67
    Extraordinary item                                              --             (0.12)               --
    Preferred stock dividends                                    (0.24)            (0.16)               --
                                                            ----------       -----------       -----------
    Net income (loss) to common stockholders(1)             $    (0.07)      $      0.14       $      0.67
                                                            ==========       ===========       ===========

(1) Historical diluted loss per share amounts for 1998 have been calculated using the same denominator as used in the basic loss per share calculation since the inclusion of dilutive securities in the denominator of the calculation would have an anti-dilutive effect.

                          Accredo Health, Incorporated

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the years ended June 30, 1999 and 2000, is summarized below (in thousands, except share data):

                                                                              2000
                                                         ----------------------------------------------
                                                          FIRST        SECOND       THIRD       FOURTH
                                                         QUARTER      QUARTER      QUARTER      QUARTER
                                                         -------      -------      -------      -------
Total revenues                                           $76,871      $86,356      $91,392      $98,417
Operating income                                           3,625        4,316        5,186        5,590
Income before income taxes                                 3,273        3,884        4,472        4,775
Net income                                                 1,968        2,349        2,732        2,847

Basic earnings per common share:
  Net income                                                0.14         0.17         0.20         0.20

Diluted earnings per common share:
  Net income                                                0.13         0.16         0.18         0.19

                                                                 ---------------------------------------------
                                                                  FIRST       SECOND       THIRD       FOURTH
                                                                 QUARTER      QUARTER     QUARTER      QUARTER
                                                                 -------      -------     -------      -------
Total revenues                                                   $57,348      $62,678     $66,881      $71,447
Operating income                                                   2,709        2,747       2,922        3,170
Income before income taxes and extraordinary item                  1,844        1,882       2,000        2,659
Net income before extraordinary item                                 915          948       1,020        1,499
Net income                                                           915          948       1,020          245
Net income to common stockholders                                    405          437         509          160

Basic earnings per common share:
  Income before extraordinary item                                  0.11         0.11        0.12         0.12
  Net income                                                        0.11         0.11        0.12         0.02
  Net income to common stockholders                                 0.05         0.05        0.06         0.01

Diluted earnings per common share:
  Income before extraordinary item                                  0.10         0.10        0.11         0.11
  Net income                                                        0.10         0.10        0.11         0.02
  Net income to common stockholders                                 0.05         0.05        0.06         0.01

17. SUBSEQUENT EVENT

On July 27, 2000, the Company filed a Form S-3 registration statement with the Securities and Exchange Commission for the offering of up to 2,300,000 shares of its common stock.

                          ACCREDO HEALTH, INCORPORATED

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (In Thousands)

             COL. A                     COL. B                         COL. C                       COL. D            COL. E
   -------------------------   ------------------------  ------------------------------------   --------------    ----------------
                                                                      Additions
                                                         ------------------------------------

                                                             CHARGED TO         CHARGED TO
                                 BALANCE AT BEGINNING        COSTS AND            OTHER                              BALANCE AT
          DESCRIPTION                  OF PERIOD              EXPENSES           ACCOUNTS         DEDUCTIONS       END OF PERIOD
   -------------------------   ------------------------  -----------------   ----------------   --------------    ----------------
   Year ended June 30, 1998:
     Allowance for doubtful      $    3,802                $    3,165           $       --       $   3,537(2)       $    3,430
     accounts

   Year ended June 30, 1999:
     Allowance for doubtful           3,430                     4,739                   --           2,869(2)            5,300
     accounts

   Year ended June 30, 2000:
     Allowance for doubtful           5,300                     6,117                   76(1)        3,098(2)            8,395
     accounts

     (1)      Allowance as a result of acquisitions

     (2)      Uncollectible accounts written off, net of recoveries

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          ACCREDO HEALTH, INCORPORATED



                          By: /s/ Joel K. Kimbrough
                                  -----------------------
                                  Joel K. Kimbrough
                                  Chief Financial Officer

Date:  August 16, 2000

                                  EXHIBIT INDEX
                                       TO
                           CURRENT REPORT ON FORM 8-K

Exhibit Number                Description
--------------                -----------
23.1                          Consent of Ernst & Young LLP.
99.1                          Company Press Release dated August 16, 2000.